Exhibit 99.9
EXECUTION COPY
SECURITY AGREEMENT
          SECURITY AGREEMENT (this “Agreement”) dated as of December 9, 2009, between JJ MEDIA INVESTMENT HOLDING LIMITED, a British Virgin Islands company (“Pledgor”) and NOMURA SECURITIES INTERNATIONAL, INC., collateral agent for the Secured Parties (in such capacity as collateral agent, the “Collateral Agent”).
RECITALS
          WHEREAS, the Pledgor is the beneficial owner of 28,217,227 ADS, as defined in the Deposit Agreement, (the “Pledgor’s ADS”);
          WHEREAS, the Pledgor, Nomura (in its capacity as Collateral Agent and Administrative Agent) and the Lenders have entered into a Margin Loan Agreement, dated as of the date hereof, as amended from time to time (the “Loan Agreement”), pursuant to which the Lenders agree to make loans to the Pledgor in an aggregate principal amount not to exceed $[***] plus any accrued and unpaid interest thereon (the “Loans”);
          WHEREAS, as a condition precedent to the Lenders’ execution and delivery of the Loan Agreement, the Pledgor has caused to be executed by the Issuer and delivered to the Collateral Agent the Issuer Consent Letter, dated as of the date hereof (the “Issuer Consent Letter”), pursuant to which the Issuer has agreed, under certain conditions, to cause the removal of any restrictive provisions relating to the ADS beneficially owned by the Pledgor; and
          WHEREAS, it is a condition precedent to the Lenders’ making any Loan or otherwise extending credit to the Pledgor under the Loan Agreement that the Pledgor executes and delivers to the Collateral Agent for the benefit of the Secured Parties, a security agreement, pursuant to which the Pledgor pledges and grants a security interest in [***] Pledged ADS to the Collateral Agent, for the benefit of the Secured Parties.
          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions.
          (a) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:
          “Collateral” has the meaning assigned to such term in Section 2.

***	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          “Collateral Account” shall mean the securities account (as defined in Section 8-501 of the UCC) maintained in the name of the Pledgor by Nomura Securities International, Inc. with the account number 011-497320 or any successor account or accounts (whether maintained by Nomura Securities International, Inc. or another financial institution), in or to which any Collateral is now or hereafter held or credited.
          “Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.
          “Control Agreement” means an agreement among the Pledgor, the Collateral Agent and the financial institution maintaining any Collateral Account pursuant to which the Collateral Agent obtains Control of the Collateral held in or credited to such Collateral Account, and any other agreement or arrangement acceptable to the Collateral Agent providing Control over any item of Collateral.
          “Custodian” means Nomura Securities International, Inc. or any successor entity maintaining the Collateral Account.
          “Depositary” has the meaning assigned to the term in the Deposit Agreement.
          “Distributions” means with respect to Collateral (other than cash), all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Collateral Agent has disposed of that Collateral, including (without limitation) any cash dividends or distributions with respect to the Collateral but excluding (x) any stock dividend or any distribution in connection with any reclassification, increase or reduction of capital or issued in connection with any reorganization and (y) any sums paid on or in respect of any Collateral on the liquidation or dissolution of the issuer thereof. Distributions will not include any item of property acquired by the Collateral Agent upon any disposition or liquidation of Collateral.
          “Issuer” means Focus Media Holding Limited, a Cayman Islands company.
          “Pledged ADS” means [***] of the Pledgor’s ADS.
          “Pledged Agreements” means, collectively, the Deposit Agreement, the Restricted Letter Agreement, the Waiver Letter and the Issuer Consent Letter.
          “Release LTV Ratio” means, as of any date of determination, a number equal to (a) [***]% plus (b) the product of (i) the number of Business Days from the day that is six (6) months after the Closing Date to such date of determination and (ii) (A) [***]% minus [***]% (B) divided by the number of Business Days in the period from the day that is six (6) months after the Closing Date to the Maturity Date.
          “Restricted ADS” means, as of any date of determination, Restricted ADS as defined in and pursuant to Section 2.13 of the Deposit Agreement, and as governed by the procedures set forth in the Restricted Letter Agreement.

          “Restricted Letter Agreement” has the meaning assigned to the term in the Issuer Consent Letter.
          “Secured Obligations” means, collectively, (a) the principal and interest on the Loans and all other amounts from time to time owing to the Secured Parties by the Pledgor under the Loan Documents (including all interest thereon), and (b) all other Obligations of the Pledgor to the Secured Parties under the Loan Documents.
          “Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.
          “Shares” has the meaning assigned to the term in the Deposit Agreement.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          (b) Rules of Construction.
(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(iii) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(iv) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.
     Section 2. The Pledge. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Pledgor’s right, title and interest in the following property, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to in this Agreement as “Collateral”):
     (a) the [***] ADS;
     (b) the Collateral Account and any cash, securities (including any ADS) or other property held therein or credited thereto, including security entitlements, as defined in §8-102(a)(17) of the UCC, with respect to any of the foregoing;
     (c) the Deposit Agreement as it relates to the Pledged ADS;
     (d) the Restricted Letter Agreement as it relates to the Pledged ADS;
     (e) the Issuer Consent Letter;
     (f) the Waiver Letter; and
     (g) all cash and non-cash proceeds (including proceeds of proceeds) of any of the foregoing, including, all (i) accounts, benefits, cash, chattel paper, contract rights, deposit accounts, distributions, dividends, documents of title, equipment, general intangibles, instruments, interest, inventory, investment property, premiums, profits, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral or proceeds thereof (including any cash, equity interests (including shares, units, options, warrants, interests, participations, or other equivalents regardless of how designated of or in the Issuer) or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuer and any security entitlements with respect thereto); (ii) “Proceeds,” as such term is defined in the UCC; (iii) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Collateral or proceeds thereof; (iv) payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral or proceeds thereof; and (v) other amounts from time to time paid or payable under or in connection with any of the Collateral or proceeds thereof.
Section 3. Collateral Maintenance and Administration.
     (a) On or before the date hereof, the Pledged ADS shall have been credited to the Collateral Account and a Control Agreement relating to the Collateral Account substantially in the form of Exhibit A hereto shall have been executed and delivered.
     (b) (i) On the date hereof, the Pledgor shall (A) cause entries to be made on the register of charges of the Pledgor maintained pursuant to Section 162 of the BVI Business Companies Act, 2004 in relation to the charges in respect of the Collateral created by this Agreement, (B) forward a copy of such register to its registered agent to maintain with the Pledgor’s records, and (C) procure that the registered agent or some other duly authorised person of the Pledgor make application for any such charge in respect of the Collateral to be registered by the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004.
     (ii) On and after the date hereof, all dividends and other distributions on the ADS constituting Collateral or the associated Shares, including, without limitation, all cash and non-cash proceeds described in Section 2(g), shall be credited to the Collateral Account. If any such amounts or property shall be received by the Pledgor, Pledgor shall immediately cause such amounts and property to be deposited in the Collateral Account.
     (c) Unless and until a Default has occurred and is continuing, any dividends and other distributions on the ADS constituting Collateral or the associated Shares at the time credited to the Collateral Account may, upon the written request of the Pledgor be released from the Collateral Account and applied to the accrued and unpaid interest under the Loan Agreement upon request of the Pledgor to be provided to the Collateral Agent.
     (d) Any delivery by the Pledgor of securities as Collateral shall be effected (i) in the case of shares or other securities in respect of which security entitlements are held by the Pledgor through a securities intermediary (including, without limitation, the Collateral Agent or the Custodian), by the crediting of such shares or other securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary, or, at the option of the Custodian at another securities intermediary satisfactory to the Custodian and the crediting by the Custodian of such securities to the Collateral Account, (ii) in the case of Collateral consisting of Uncertificated ADS or other uncertificated securities, by the re-registration of such ADS or other securities into the name of the Custodian and crediting of such ADS or other securities by the Custodian to the Collateral Account, (iii) in the case of cash, by wire transfer of immediately available funds to an account designated by the Collateral Agent

(which shall initially be the Collateral Account), or (iv) by complying with such alternative delivery instructions as the Collateral Agent shall provide to the Pledgor in writing.
     (e) Upon demand, the Pledgor shall pay to the Collateral Agent the amount of any taxes that the Collateral Agent may be required to pay by reason of the security interest granted herein or to free any Collateral from any Lien thereon.
     (f) The Collateral Agent shall have the right (subject to the limitations set forth below in Section 6(c)) to hedge, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use for hedging, financing or other related activities (including without limitation, pursuant to repurchase transactions), any Collateral (other than Restricted ADS) held in or credited to the Collateral Account, free from any claim or right of any nature whatsoever by the Pledgor; provided that, (i) over any consecutive 60-day period, the Collateral Agent may not lend or short sell more than [***]% of the ADS constituting Collateral on the date hereof and (ii) any such use will not adversely affect the price of the ADS or the shares of the Company. The Collateral Agent will be deemed to continue to hold such Collateral and to receive Distributions thereon, for the benefit of the Secured Parties, regardless of whether the Collateral Agent has exercised any rights under this Section 3(f) (including for purposes of determining the occurrence of a Collateral Shortfall and determining Distributions that would be remitted to the Pledgor).
     (g) From time to time, Pledgor may instruct the Collateral Agent to sell ADS constituting Collateral for the purpose of making a voluntary prepayment of the Loans pursuant to and subject to the limitations set forth in Section 2.03(a) of the Loan Agreement, and upon such instruction, the Collateral Agent shall sell such ADS in any commercially reasonably manner specified in such instruction. All sale proceeds received with respect to the sale of such ADS shall be deposited in the Collateral Account, and the Pledgor shall have the right to instruct the Collateral Agent to withdraw all sale proceeds from the Collateral Account for deposit into the Agent Account for the purposes of paying any prepayment amount due and payable by Pledgor pursuant to Section 2.03(a) of the Loan Agreement in connection with such voluntary prepayment.
     (h) If at any time at least six (6) months after the Closing Date, the Pledgor makes or causes to make a voluntary prepayment pursuant to Section 2.03(a) of the Loan Agreement, the Pledgor may request the release to it and the Collateral Agent shall release from the Collateral Account a number of ADS equal to (x) the aggregate principal amount being voluntarily prepaid on such date divided by $[***] multiplied by (y) the number of ADS credited to the Collateral Account immediately prior to such voluntary prepayment; provided that the individual ADS to be released shall be determined by the Collateral Agent in its sole discretion and; provided further that the Collateral Agent shall not be obligated to release such ADS if after giving effect to such voluntary prepayment (i) a Default or Event of Default would occur or (ii) the LTV Ratio would be higher than the Release LTV Ratio.

     (i) At all times prior to the disposition of any ADS by the Collateral Agent pursuant to Section 6 hereof, the Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to such ADS and the associated Shares for all purposes not inconsistent with the terms of this Agreement, the Loan Agreement or any other instrument or agreement referred to herein; provided that the Pledgor agrees that the Pledgor will not vote the ADS or associated Shares in any manner that is inconsistent with the terms of this Agreement, the Loan Agreement or any such other instrument or agreement or would reasonably be expected to have a material adverse effect on the value of the ADS or associated Shares or the Collateral Agent’s interest therein. For the avoidance of doubt, the Collateral Agent shall have no voting rights with respect to the ADS or associated Shares, except to the extent that the Collateral Agent buys any ADS in a sale or other disposition made pursuant to Section 6(b).
     Section 4. Representations and Warranties. The Pledgor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, as of the date hereof:
     (a) Perfection. By virtue of the execution and delivery by the Pledgor of this Agreement, (i) with respect to the Collateral Account, when a Control Agreement in substantially the form of Exhibit A hereto (or otherwise in form and substance satisfactory to the Collateral Agent) is executed by the Pledgor and the Custodian with respect to the Collateral Account, the security interest created in favor of the Collateral Agent for the benefit of the Secured Parties will constitute a perfected, first priority security interest securing the Secured Obligations, and (ii) with respect to all other Collateral that may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement in the form of Exhibit B hereto is filed with the Recorder of Deeds for the District of Columbia, (naming Pledgor as the debtor and Collateral Agent as the secured party), Collateral Agent will have a valid and perfected first priority security interest in such Collateral as security for the payment and performance of the Secured Obligations.
     (b) Ownership and Liens. The Pledgor is the legal and beneficial owner of the Collateral (or in the case of financial assets from time to time credited to the Collateral Account the beneficial owner thereof) and no Lien exists or will exist upon such Collateral at any time, except for the pledge and security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, created or provided for in this Agreement.
     (c) Status of ADS. The Pledgor’s ADS and the associated Shares are (i) to the Pledgor’s actual knowledge, duly authorized and validly existing and (ii) fully paid and non-assessable and none of such ADS or associated Shares are or will be subject to any legal or contractual restriction (other than, with respect to the Restricted ADS, the restrictions on transfer in the Subscription Agreement not otherwise waived by the Company under the Waiver Letter), or any restriction under the Deposit Agreement or the Restricted Letter Agreement, upon the pledge of the ADS hereunder, other than those arising under the Securities Act. The Pledgor’s “holding period,” determined in accordance with Rule 144 under the Securities Act, for the Shares associated with the

ADS commenced at least one year prior to the date hereof and Pledgor has held the ADS associated with such Shares continuously. The pledge of the ADS hereunder constitutes a bona fide pledge with full recourse to the Pledgor. Assuming the Collateral Agent is not an “affiliate” of the Issuer within the meaning of the Securities Act by virtue of any relationship other than those arising out of or relating to the Loan Documents, upon the Collateral Agent’s enforcement of its rights hereunder following the occurrence of an Event of Default, the transfer of the ADS pursuant to the terms hereof (other than the Restricted ADS prior to the passage of any applicable minimum holding period) will not require registration under the Securities Act or be subject to any other legal or contractual restriction, or any restriction under the Organization Documents of the Issuer, the Deposit Agreement or the Restricted Letter Agreement.
     (d) Status of Pledged Agreements. Each Pledged Agreement is a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms. The Pledgor has provided to the Collateral Agent a true and correct copy of each Pledged Agreement.
     Section 5. Covenants. In furtherance of the pledge and grant of security interest pursuant to Section 2, until such time as all Secured Obligations have been paid in full, the Pledgor hereby agrees with Collateral Agent as follows:
     (a) The Pledgor agrees to take such other action as the Collateral Agent shall deem necessary or appropriate to preserve, protect, record and enforce the Lien created under this Agreement in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Collateral Agent shall specify, any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Collateral Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights under this Agreement with respect to such security interest, for the benefit of the Secured Parties, including executing and delivering or causing the execution and delivery of a Control Agreement with respect to the Collateral Account and causing any or all of the ADS to be transferred of record into the name of the Collateral Agent or its nominee.
     (b) The Pledgor agrees to take all steps necessary to cause the Depositary to reissue the Restricted ADS constituting Collateral without any restrictive provisions relating thereto, including the notation and legend provided for in Section 4 of the Restricted Letter Agreement, at the times and under the circumstances set forth in the Issuer Consent Letter.
     (c) Without the prior written consent of the Collateral Agent, the Pledgor shall not, after the date hereof, file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party.

     (d) The Pledgor shall not close the Collateral Account or transfer any Collateral held therein or credited thereto without (i) obtaining the prior written consent of the Collateral Agent and (ii) entering into such agreements as the Collateral Agent may in its sole discretion require to ensure the continued priority and perfection of its lien on such Collateral.
     (e) Without at least thirty (30) days’ prior written notice to the Collateral Agent, the Pledgor shall not (i) maintain any of the Pledgor’s books and records with respect to the Collateral at any office, or maintain the Pledgor’s place of business (or, if the Pledgor has more than one place of business, the Pledgor’s chief executive office) at any place other than at the address indicated in Schedule 10.02 of the Loan Agreement or (ii) change the Pledgor’s name, or the name under which the Pledgor does business, or the form or jurisdiction of the Pledgor’s organization from the name, form and jurisdiction set forth on the first page of this Agreement.
     Section 6. Remedies.
     (a) In addition to the rights and remedies specified herein (but subject to the limitations set forth below in this Section 6), the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a “secured party” under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies under this Agreement may be asserted.
     (b) Subject to the limitations set forth below in this Section 6, at any time that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to do any or all of the following (to the fullest extent permitted under the laws in effect in any jurisdiction where any right or remedy under this Agreement may be asserted):
     (i) Deliver or cause to be delivered from the Collateral Account to itself or to any other Person, any property including any ADS;
     (ii) Reregister or cause to be reregistered any Restricted ADS into its name or the name of any other Person;
     (iii) Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, in its own name, in the name of the Pledgor or otherwise;
     (iv) Enforce any rights that the pledgor may have under the Pledged Agreements; and
     (v) Sell, lease, assign, hedge or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and the Collateral Agent may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by Law, at one or more private sales) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Pledgor, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
     (c) The Pledgor and the Collateral Agent agree that (x) the Collateral Agent shall not be entitled to exercise its rights or remedies hereunder in a manner that would cause it (or any Affiliate of it) to become at any one time the beneficial owner of ADS representing more than 9.9% of the ordinary shares of the Issuer then outstanding, (y) the Collateral Agent will not knowingly sell or otherwise dispose of any ADS in a manner that would result in any Person (or any group of affiliated Persons) becoming the beneficial owner of ADS representing more than 9.9% of the ordinary shares of the Issuer then outstanding and (z) the Collateral Agent will not sell or otherwise dispose of, in any single transaction, to one or more purchasers, ADS representing an amount of Shares in excess of 9.9% of the ordinary shares of the Issuer then outstanding. The Pledgor hereby (i) acknowledges that selling or otherwise disposing of the Collateral in accordance with the restrictions set forth in this Section 6(c) may result in prices and terms less favorable to the Collateral Agent than those that could be obtained by selling or otherwise disposing of the ADS in a single transaction to a single purchaser and (ii) agrees and acknowledges that no method of sale or other disposition of Collateral shall be deemed commercially unreasonable because of any action taken or not taken by the Collateral Agent to comply with such restrictions.
     (d) The Pledgor further recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Issuer or issuer thereof to register it for public sale.

     (e) The Pledgor agrees and acknowledges that the ADS other than Restricted ADS are customarily sold on the NASDAQ Global Market, which is a recognized market, within the meaning of Section 9-610 of the UCC.
     (f) If the Collateral Agent shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 6, the Pledgor agrees that, upon request of the Collateral Agent, the Pledgor will, at its own expense:
     (i) execute and deliver, or cause the officers and directors of the Issuer to execute and deliver, to any Person or Governmental Authority as the Collateral Agent may choose, any and all documents and writings which, in the Collateral Agent’s reasonable judgment, may be necessary or appropriate for approval, or be required by, any Governmental Authority located in any city, county, state or country where the Pledgor or the Issuer engage in business, in order to transfer or to more effectively transfer the Collateral or otherwise enforce the Collateral Agent’s rights hereunder; and
     (ii) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.
     (g) Except as otherwise expressly provided in this Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash held by the Collateral Agent following an Event of Default, shall be applied by the Collateral Agent:
     (i) First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent, including the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;
     (ii) Next, to the payment in full of the Secured Obligations; and
     (iii) Finally, to the payment to the Pledgor or as a court of competent jurisdiction may direct, of any surplus then remaining.
     As used in this Section 6(g), “proceeds” of Collateral means cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Pledgor or any issuer of any of the Collateral.
     (h) The Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 6 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 6 may be specifically enforced.

     (i) THE PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME THE COLLATERAL AGENT DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS SECTION 6; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY LAW NOW EXISTING OR HEREAFTER ENACTED; (iii) ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE; AND (iv) ANY RIGHT TO REQUIRE THE COLLATERAL AGENT TO PROCEED AGAINST OR EXHAUST ANY SECURITY HELD FROM THE PLEDGOR OR TO PURSUE ANY OTHER REMEDY IN THE COLLATERAL AGENT’S POWER WHATSOEVER.
     (j) If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 6 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Pledgor shall remain liable for any deficiency.
     (k) Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of the Pledgor for the purpose of carrying out the provisions of this Section 6 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 6 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
     Section 7. Miscellaneous.
     (a) Notices. (i) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 of the Loan Agreement.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (ii) below, shall be effective as provided in such subsection (ii).
          (ii) Electronic Communications. Notices and other communications to the Collateral Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent. The Collateral Agent and the Pledgor may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Collateral Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (b) No Waiver; Cumulative Remedies. No failure by the Collateral Agent to exercise, and no delay by the Collateral Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
     (c) Amendments, Etc. No amendment or waiver of any provision of this Agreement and no consent to any departure by the Pledgor therefrom, shall be effective unless in writing signed by the Collateral Agent and the Pledgor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (d) Expenses. The Pledgor agrees to reimburse the Collateral Agent for all reasonable costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with any default under the Loan Agreement and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (i) performance by the Collateral Agent of any obligations of the Pledgor in respect of the Collateral that the Pledgor has failed or refused to perform,

(ii) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, (iii) judicial or regulatory proceedings and (iv) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), and (c) the exercise or enforcement of any rights of the Collateral Agent under this Agreement, including this Section 7(d), and all such costs and expenses shall be Secured Obligations entitled to the benefits of the Lien granted herein.
     (e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Pledgor and the Collateral Agent (provided, however, that the Pledgor shall not assign or transfer the Pledgor’s rights or obligations under this Agreement without the prior written consent of the Collateral Agent).
     (f) Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.
     (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (h) WAIVER OF MARSHALING. EACH OF THE PLEDGOR AND THE COLLATERAL AGENT ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL: (A) THE COLLATERAL AGENT IS UNDER NO OBLIGATION TO MARSHAL ANY COLLATERAL; (B) THE COLLATERAL AGENT MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON THE COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) MAY, IN ITS ABSOLUTE DISCRETION, APPLY THE PROCEEDS OF ANY OR ALL OF THE COLLATERAL TO THE SECURED OBLIGATIONS IN ANY ORDER AND IN ANY MANNER IT SO ELECTS. EACH OF THE PLEDGOR

AND THE COLLATERAL AGENT WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY OF THE COLLATERAL.
     (i) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (j) Termination. When all Secured Obligations shall have been paid in full, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Pledgor. The Collateral Agent shall also, at the expense of the Pledgor, execute and deliver to the Pledgor upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Pledgor to effect the termination and release of the Liens on the Collateral.
[REMAINING SPACE INTENTIONALLY LEFT BLANK;
SIGNATURES TO FOLLOW ON NEXT PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PLEDGOR
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

NOMURA SECURITIES INTERNATIONAL, INC.
By:	/s/ William Brett
	Name:	William Brett
	Title:	Managing Director

EXHIBIT A
CONTROL AGREEMENT

EXHIBIT B
UCC FINANCING STATEMENT